Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)    Registration Statement (Form S-8 No. 333-266733) pertaining to the Satellogic Inc. 2021 Incentive Compensation Plan;
(2)    Registration Statement (Form S-8 No. 333-269552) pertaining to the Satellogic Inc. 2021 Incentive Compensation Plan; and
(3)    Post Effective Amendment No. 1 to Form F-1 on Form F-3 Registration Statement (POS AM No. 333-262699) pertaining to the Satellogic Inc. 2023 Prospectus of our report dated April 27, 2023, with respect to the consolidated financial statements of Satellogic Inc. included in this Annual Report (Form 20-F) of Satellogic Inc. for the year ended December 31, 2023.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global Limited

Buenos Aires, Argentina
April 15, 2024